Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2005 THIRD-QUARTER NET INCOME OF $2.5 BILLION

•	Reported earnings per share of $0.71 and operating earnings per share of $0.75(1)

•	Hurricane Katrina-related credit charge of $248 million (after-tax), or $0.07 per share

•	Investment Bank — earnings of $1.1 billion on record trading revenue

•	Strong results in most other business lines

•	Texas and credit card systems conversions completed successfully

New York, October 19, 2005 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2005 third-quarter net income of $2.5 billion, or $0.71 per share, compared with net income of $1.4 billion, or $0.39 per share, for the third quarter of 2004. Current period results include $221 million (pre-tax) of merger charges, or $0.04 per share, reflecting the merger with Bank One Corporation completed on July 1, 2004. Excluding these charges, operating earnings were $2.7 billion, or $0.75 per share. Prior-year reported results included $752 million (pre-tax) of merger charges and $451 million (pre-tax) to conform accounting policies, or $0.21 per share. Excluding these charges, operating earnings were $2.2 billion, or $0.60 per share. Refer to the “Merger and other financial information” section of this press release for additional information concerning the merger.

William B. Harrison, Jr., Chairman and Chief Executive Officer, commented, “Results for the quarter were strong across most of our businesses. Trading revenue improved significantly, and investment banking fees remained strong.” Commenting on the financial impact of Hurricane Katrina to the firm, Mr. Harrison added, “While we continue to assess our exposure and potential losses, our consumer and wholesale businesses have taken charges related to the hurricane. As a member of the communities affected by Hurricane Katrina, we are committed to helping their leaders and citizens and our employees in the ongoing clean-up and rebuilding efforts.”

Jamie Dimon, President and Chief Operating Officer, said, “We are pleased both with the improved financial and operating results for the quarter and with a number of key merger-related accomplishments. In addition to completing the conversion of our credit card portfolio to a new state-of-the-art processing system, we also successfully executed our massive Texas conversion, which entailed uniting the Chase and Bank One franchises in Texas with common systems and branding. These accomplishments set the stage for the New York tri-state conversion. We remain intensely focused on harvesting further efficiencies from our merger, while strategically investing for growth and building a best-in-class franchise.”

Investor Contact:	Julia Bates	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

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In the discussion of the business segments below, information is presented on an operating basis. Operating basis excludes the after-tax impact of merger costs and costs related to the conformance of accounting policies. In addition, for the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities; and for Card Services, operating basis excludes the impact of credit card securitizations. Further, in the discussion below, revenues are shown on a tax-equivalent basis. For more information about operating basis, as well as other non-GAAP financial measures used by management, see Notes 1 and 2. The following discussion compares the third quarter of 2005 with the third quarter of 2004 unless otherwise noted.

INVESTMENT BANK (IB)

OPERATING RESULTS — IB				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$4,461	$2,750	$2,701	$1,711	62%	$1,760	65%
Provision for Credit Losses	(46)	(343)	(151)	297	87	105	70
Noninterest Expense	2,875	2,178	1,924	697	32	951	49
Operating Earnings	$1,063	$606	$627	$457	75%	$436	70%

Discussion of Results:
Operating earnings of $1.1 billion were strong, up $436 million, or 70%, from the prior year and 75% from the prior quarter. The increases were driven primarily by record trading revenues of $2.4 billion, up $1.6 billion from the prior year and $1.8 billion from the prior quarter. Trading results were strong across all trading areas. In addition, results benefited from continued strength in investment banking fees. Partially offsetting the improved revenues were higher performance-based incentive compensation and a reduced benefit from the loan loss provision.

Net revenue of $4.5 billion was a quarterly record, up $1.8 billion, or 65%, from the prior year and up 62% from the prior quarter. Investment banking fees of $985 million were up 8% from the prior year showing continued strength. Europe was a strong contributor to these results, benefiting from the joint venture with Cazenove. Advisory fees of $300 million were up 10% over the prior year. Debt underwriting fees of $475 million were roughly flat to the prior year, while equity underwriting fees of $210 million were up 24% over the prior year and more than doubled versus last quarter. Fixed Income Markets revenue of $2.4 billion represented a record quarter, more than double the prior year and up 71%, or $1.0 billion, from the prior quarter. The increase over both periods was driven by strong trading results in all areas, with particular strength in energy, an area of significant investment. Client-related and proprietary trading were very strong across all asset classes. Equity Markets revenue of $713 million increased by $258 million, or 57%, over the prior year and $641 million over the prior quarter. This performance was driven primarily by improved trading results across regions and by higher commissions.

The provision for credit losses was a benefit of $46 million, compared with a benefit of $151 million in the prior year and a $343 million benefit in the prior quarter. The benefit reflects the continued strong quality of the credit portfolio.

Noninterest expense was $2.9 billion, up $951 million, or 49%, from the prior year and up $697 million, or 32%, from the prior quarter. The increase in both periods was primarily driven by higher performance-based incentive compensation. The comparison to the prior year was also affected by the joint venture with Cazenove, which closed in the first quarter of 2005.

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Other Highlights Include:
•	Return on equity was 21% for the quarter.
•	Ranked #2 in Investment Banking Fees generated for the first nine months of 2005, according to Dealogic.
•
Ranked #1 in Global Syndicated Loans, #3 in Global Announced M&A, #4 in Global Long Term Debt and #6 in Global Equity and Equity-Related, according to Thomson Financial, for the first nine months of 2005.

•	Completed the acquisition of Neovest, a provider of high-performance trading technology and direct market access.
•	Average loans of $58.3 billion were up $6.9 billion from the prior quarter, reflecting an 11% increase in Credit Portfolio loans.
•	Allowance for loan losses to average loans was 2.45%; nonperforming assets were $934 million, down 29% from the prior year.

RETAIL FINANCIAL SERVICES (RFS)

Operating Results — RFS				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$3,590	$3,799	$3,800	$(209)	(6%)	$(210)	(6%)
Provision for Credit Losses(1)	378	94	239	284	302	139	58
Noninterest Expense	2,156	2,126	2,238	30	1	(82)	(4)
Operating Earnings	$656	$980	$822	$(324)	(33%)	$(166)	(20%)

(1)
3Q05 provision includes $250 million related to Hurricane Katrina, allocated as follows: $140 million in Consumer Real Estate Lending, $90 million in Consumer & Small Business and $20 million in Auto Finance.

Discussion of Results:
Operating earnings of $656 million were down $166 million, or 20%, from the prior year. Results reflected a special provision for credit losses of $250 million attributable to Hurricane Katrina. Excluding the impact of the special provision, operating earnings would have been $811 million, down $11 million, or 1%. Performance reflected lower MSR risk management results, a net loss associated with the transfer of auto loans to held-for-sale, and narrower spreads on consumer real estate loans. Earnings benefited from favorable credit trends and lower expenses due to merger-related expense savings and other efficiencies. Production results were strong across most product offerings and included year-over-year increases of 8% in checking accounts, 15% in mortgage originations and 8% in average home equity balances.

Net revenue was down 6%, or $210 million, from the prior year, to $3.6 billion. Net interest income of $2.5 billion declined by $194 million, primarily due to both narrower spreads on consumer real estate loans and the absence of loan portfolios sold in late 2004 and early 2005. These decreases were partially offset by higher mortgage and home equity balances. Noninterest revenue of $1.1 billion was down $16 million, or 1%, driven by a reduction of $191 million in MSR risk management revenue and a $48 million write-down on auto loans transferred to held-for-sale. Higher prime mortgage production revenue provided a favorable offset.

The provision for credit losses was $378 million, up $139 million, or 58%, from the prior year. Excluding the special provision for Hurricane Katrina, the provision for credit losses was $128 million, down $111 million, or 46%. Results reflected lower net charge-offs, continued good credit quality trends across all business segments and the benefit of certain portfolios in run-off.

Noninterest expense was $2.2 billion, down $82 million, or 4%, from the prior year. The reduction reflected increased operating efficiencies in nearly all businesses, partially offset by

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ongoing investments in retail banking distribution and sales and increased depreciation expense on owned automobiles subject to operating leases.

Home Finance operating earnings were $235 million, down $105 million from the prior year. Excluding the special provision for credit losses associated with Hurricane Katrina, operating earnings would have been $322 million, down $18 million from the prior year.

Operating earnings for the Prime Production & Servicing segment totaled $67 million, down $36 million. The decline in performance was the result of MSR risk management losses of $38 million, a decrease of $191 million. Earnings benefited from higher production-related revenue attributable to increased margins and volume and lower expenses. Improvement during the quarter reflected a better mix of loan production from more profitable origination channels and reduced cost to originate. Mortgage servicing revenue was $161 million, up $27 million, benefiting from a 5% increase in third-party loans serviced.

Operating earnings for the Consumer Real Estate Lending segment totaled $168 million, down $69 million. Excluding the special provision for credit losses related to Hurricane Katrina, operating earnings totaled $255 million, up $18 million. Improvement reflected increased loan balances and the absence of prior-year write-downs attributable to subprime mortgage loans held-for-sale. These benefits were offset by narrower spreads on the home equity loan portfolio, largely due to accelerated loan payoffs.

Other Highlights Include:
•	Mortgage loan originations of $39.3 billion were up 15% from the prior year and up 27% from the prior quarter.
•	Home equity loan originations of $14.3 billion were up 3% from the prior year and down 9% from the prior quarter.
•	Third-party mortgage loans serviced of $450 billion increased by $23.0 billion, or 5%.
•	Average mortgage loans retained of $47.6 billion increased by 8%; period-end mortgage loans were $46.7 billion.
•	Average home equity loans retained of $71.8 billion increased by 8%; period-end home equity loans were $74.3 billion.
•	Nonperforming assets of $846 million declined $151 million, or 15%.
•	Net charge-off rate was 0.13%, down from 0.23%.

Consumer & Small Business operating earnings were $356 million, down $21 million from the prior year. Excluding the special provision for credit losses related to Hurricane Katrina, operating earnings would have been $412 million, up $35 million. Net revenue was essentially unchanged from the prior year. Higher deposit balances and increased debit and credit card fees were offset by declines in deposit spreads and service charges and by lower investment sales revenue related to a shift in the product sales mix. Earnings benefited from a lower provision and a decline in expenses as a result of merger efficiencies, despite continued investment in retail banking distribution and sales.

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Other Highlights Include:
•	Successfully completed Texas systems conversion, moving 400 branches and 850 ATMs to common operating systems.
•	Checking accounts grew by 216,000, to 8.8 million during the quarter. Heritage Chase branches added 48,000 accounts, compared with an increase of 34,000 accounts in the prior year.
•	Branch sales of credit cards increased 55% from the prior year.
•	Branch sales of mortgage loans increased 154% from the prior year and 19% from the prior quarter.
•	Number of branches increased to 2,549, up 82 from the prior year and up 10 from the prior quarter.
•	Overhead ratio of 66% was flat to the prior year.

Auto & Education Finance operating earnings were $47 million, down $38 million from the prior year. Excluding the special provision for credit losses related to Hurricane Katrina, operating earnings would have been $59 million, down $26 million. This decline in performance reflected a net loss of $43 million, associated with the transfer of $1.5 billion of auto loans to held-for-sale as well as lower loan and lease-related assets. Favorable credit trends and lower credit costs continued to provide an offset to reduced operating revenue. Excluding the impact of increased depreciation expense on owned automobiles subject to operating leases, expenses declined as the cost structure was aligned with reduced production volumes.

Other Highlights Include:
•	Average loan receivables were $45.9 billion, down $7.0 billion, or 13%, from the prior year, and down $3.9 billion, or 8%, from the prior quarter.
•	Average lease-related assets were $6.2 billion, down $700 million, or 10%, from the prior quarter.
•	The net charge-off rate dropped to 0.56% from 0.64%.

Insurance operating earnings were $18 million, down $2 million from the prior year, on net revenue of $158 million. The decline was primarily due to increased proprietary annuity sales commissions, partially offset by increased net interest spread earned on proprietary annuity activity.

Other Highlights Include:
•	Gross insurance-related revenue was $409 million, down $20 million, or 5%.
•	Proprietary annuity sales were $151 million, up from $39 million.
•	Term life premiums were $119 million, up 3%.

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CARD SERVICES (CS)

Operating Results – CS				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$3,980	$3,886	$3,771	$94	2%	$209	6%
Provision for Credit Losses(1)	1,833	1,641	1,662	192	12	171	10
Noninterest Expense	1,286	1,383	1,437	(97)	(7)	(151)	(11)
Operating Earnings	$541	$542	$421	($1)	—%	$120	29%

(1)	3Q05 provision includes $100 million related to Hurricane Katrina.

Discussion of Results:
Operating earnings of $541 million were up $120 million, or 29%, from the prior year. Results reflected a special provision for credit losses of $100 million attributable to Hurricane Katrina. Excluding the impact of the special provision, operating earnings would have been $603 million, up $182 million, or 43%. Results benefited from higher revenue and lower expenses. Lower expenses were driven by merger savings, including lower compensation and processing costs. Partially offsetting these benefits was a higher provision for credit losses related to increased bankruptcies.

Net revenue was $4.0 billion, up $209 million, or 6%, from the prior year. Net interest income was $3.0 billion, up $53 million, or 2%, due to higher loan balances, partially offset by an increase in loan balances in their introductory rate period. Noninterest revenue of $1.0 billion was up $156 million, or 18%. This increase was driven by higher charge volume resulting in increased interchange income, partially offset by higher volume-driven payments to partners and by rewards expense.

The provision for credit losses was $1.8 billion, up $171 million, or 10%. This increase was driven by three factors. First, there were higher bankruptcy-related net charge-offs, which were partially offset by lower contractual net charge-offs. Second, the provision was increased by $100 million, related to significantly higher bankruptcy filings due to the pending change in legislation. The final factor was the special provision for credit losses of $100 million, related to Hurricane Katrina. Despite a record level of bankruptcy losses, the net charge-off rate improved, and the delinquency rate continued to be low. The managed net charge-off rate for the quarter declined to 4.70%, down from 4.88% in the prior year and 4.87% in the prior quarter. The 30-day managed delinquency rate was 3.39%, down from 3.81% in the prior year but up seasonally from 3.34% in the prior quarter.

Noninterest expense of $1.3 billion decreased by $151 million, or 11%. The decrease was driven primarily by lower processing and compensation costs. Both of these reductions were primarily related to merger savings, reduced vendor cost, the TSYS conversion and headcount reductions.

Other Highlights Include:
•	Successfully completed the conversion to the TSYS processing system.
•	Merger savings of $650 million remain on track.
•	Pre-tax income to average managed loans (ROO) was 2.48%; excluding the special charge related to Hurricane Katrina, ROO would have been 2.77%.
•	Entered into an agreement to purchase the Sears Canada Inc. credit card operation, including the private-label and co-branded Sears MasterCard® portfolios.
•	Announced agreement with First Data Corporation to integrate Chase Merchant Services and Paymentech merchant processing businesses.

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•	Net interest income as a percentage of average managed loans was 8.55%, down from 8.90% in the prior year and 8.83% in the prior quarter.
•	Average managed loans of $137.8 billion increased by $7.4 billion, or 6%, from the prior year and by $2.6 billion, or 2%, from the prior quarter.
•	Net accounts opened were 3.0 million, driven by increased marketing effectiveness and investment.
•	Charge volume of $76.4 billion increased by $3.1 billion, or 4%.
•	Merchant processing volume of $143.4 billion increased by $19.9 billion, or 16%, and total transactions of 4.9 billion increased by 900 million, or 23%.
•	Renewed co-brand relationships with Borders Group, Inc. and Reader’s Digest.

COMMERCIAL BANKING (CB)

Operating Results — CB				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$909	$900	$833	$9	1%	$76	9%
Provision for Credit Losses(1)	(46)	142	14	(188)	NM	(60)	NM
Noninterest Expenses	461	473	480	(12)	(3)	(19)	(4)
Operating Earnings	$301	$174	$215	$127	73%	$86	40%

(1)	3Q05 provision includes $35 million related to Hurricane Katrina.

Discussion of Results:
Operating earnings were $301 million, up $86 million, or 40%, from the prior year. Results reflected a special provision for credit losses of $35 million, attributable to Hurricane Katrina. Excluding the impact of the special provision, earnings would have been $323 million, up $108 million, or 50%. This increase was due to a lower provision for credit losses, growth in revenue and a decline in expenses.

Net revenue was $909 million, up $76 million, or 9%, from the prior year. Net interest income was $654 million, up $46 million, or 8%, due to higher spreads and volume related to liability balances and increased loan balances, partially offset by lower loan spreads. Noninterest revenue was $255 million, up $30 million, or 13%, primarily reflecting growth in investment banking revenue, partially offset by lower service charges on deposits.

Each business within Commercial Banking showed revenue growth over the prior year. Middle Market revenue was $592 million, an increase of $41 million, or 7%, driven by increased liability spreads and higher liability and loan balances. Corporate Banking revenue of $140 million increased by $31 million, or 28%, due to growth in investment banking revenue and wider spreads on higher liability balances. Real Estate revenue was $143 million, up $20 million, or 16%, primarily reflecting increased liability balances and wider spreads.

Provision for credit losses was a net benefit of $46 million, an improvement from both the prior year and prior quarter of $60 million and $188 million, respectively. Excluding the special provision of $35 million related to Hurricane Katrina, the provision for credit losses would have been a net benefit of $81 million, compared with a provision of $14 million in the prior year and $142 million in the prior quarter. The positive variance from the prior periods was the result of improved underlying credit quality, particularly in Middle Market. In addition, continued management of the portfolio led to a decline in nonperforming loans of $210 million, or 36%, from the prior year and $65 million, or 15%, from the prior quarter.

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Noninterest expense was $461 million, down $19 million, or 4%, from the prior year, primarily due to lower compensation costs. Partially offsetting this benefit were increased unit costs for Treasury Services products.

Other Highlights Include:
•
Average loan balances of $51.8 billion were up $1.4 billion, or 3%, from the prior year, driven by 7% growth in Middle Market and 5% growth in Corporate Banking. Real Estate loans declined 10% from the prior year, due to continued competitive market conditions.

•	Revenue from Treasury Services products was $582 million, an increase of $83 million, or 17%, from the prior year, driven by wider spreads and higher liability balances across all businesses.
•	Overhead ratio of 51% declined from 58% in the prior year and 53% in the prior quarter.

TREASURY & SECURITIES SERVICES (TSS)

OPERATING RESULTS – TSS				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$1,556	$1,588	$1,339	$(32)	(2%)	$217	16%
Noninterest Expense	1,107	1,194	1,156	(87)	(7)	(49)	(4)
Operating Earnings	$263	$229	$96	$34	15%	$167	174%

Discussion of Results:
Operating earnings were $263 million, up $167 million from the prior year. Earnings benefited from higher revenues, due to wider spreads on liability balances, business growth, and increased liability balances, and lower expenses. Prior-year results included a software-impairment charge of $53 million (after-tax).

Net revenue of $1.6 billion was up $217 million, or 16%, from the prior year. Noninterest revenue was $1.0 billion, up $125 million, or 14%. The improvement was due to an increase in assets under custody to $11.0 trillion, primarily driven by market value appreciation and new business; the acquisition of Vastera, and growth in foreign exchange, securities lending and wholesale card revenues, driven primarily by broader product usage by existing customers. Partially offsetting this growth in noninterest revenue were lower service charges on deposits. Net interest income was $510 million, up $92 million from the prior year, primarily resulting from wider spreads on liability balances and an increase of 22% in average liability balances, to $167 billion.

Treasury Services net revenue of $648 million grew by $19 million, or 3%, from the prior year. Investor Services net revenue of $536 million grew by $132 million, or 33%, and Institutional Trust Services net revenue of $372 million grew by $66 million, or 22%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.2 billion, up $299 million, or 16%. In the aggregate, Treasury Services firmwide net revenue grew to $1.3 billion, up $101 million, or 8%.

Credit reimbursement to the Investment Bank was $38 million, a decrease of $5 million from the prior year. TSS is charged with a credit reimbursement related to certain exposures managed within the Investment Bank credit portfolio on behalf of clients shared with TSS.

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Noninterest expense was $1.1 billion, down $49 million from the prior year. The reduction was primarily due to a significant software-impairment charge of $85 million in the prior year, lower allocations of Corporate segment expenses and increased product unit costs charged to other lines of business, primarily Commercial Banking. Partially offsetting these decreases was higher compensation expense, primarily related to new business growth and the Vastera acquisition.

Other Highlights Include:
•	Pre-tax margin(2) was 26%, up from 10% in the prior year.
•	Average liability balances were $167 billion, an increase of 22%.
•	Assets under custody increased to $11.0 trillion, up 24% (excluding assets under custody added from Institutional Trust Services in 2005).
•	Corporate Trust Securities under administration were $6.7 trillion, an increase of 2%.
•	U.S. dollar ACH transactions originated increased 16%, and U.S. dollar clearing volumes increased 14%.
•	Wholesale cards issued increased 14%, to 12.8 million.

ASSET & WEALTH MANAGEMENT (AWM)

OPERATING RESULTS — AWM				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$1,449	$1,343	$1,193	$106	8%	$256	21%
Provision for Credit Losses(1)	(19)	(20)	1	1	5	(20)	NM
Noninterest Expense	976	917	884	59	6	92	10
Operating Earnings	$315	$283	$197	$32	11%	$118	60%

(1)	3Q05 provision includes $3 million related to Hurricane Katrina.

Discussion of Results:
Operating earnings were a record $315 million, up $118 million, or 60%, from the prior year. Performance was driven by increased revenues, partially offset by higher compensation expense.

Net revenue was $1.4 billion, up $256 million, or 21%, from the prior year. Noninterest revenue of $1.2 billion was up $258 million, or 28%. This increase was primarily due to the acquisition of a majority interest in Highbridge Capital Management in the fourth quarter of 2004 and net asset inflows, mainly in equity-related and liquidity products. Also contributing to the increase were global equity market appreciation and increased brokerage activity. Net interest income was $267 million, essentially unchanged from the prior year, as higher deposit and loan balances and wider loan spreads were offset by lower deposit spreads.

Private Bank client segment revenue grew 10% from the prior year, to $421 million, and Retail client segment revenue grew 42%, to $415 million. Institutional client segment revenue grew 34%, to $358 million, primarily due to the consolidation impact of Highbridge. Private Client Services client segment revenue grew 2%, to $255 million.

Assets under Supervision were $1.2 trillion, up 15% from the prior year, and Assets under Management were a record $828 billion, up 13%. The increases were primarily the result of market appreciation; net asset inflows primarily in equities and liquidity products; and the acquisition of a majority interest in Highbridge Capital Management. Custody, brokerage, administration and deposits were $325 billion, up 21%, primarily due to market appreciation and net inflows.

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Provision for credit losses was a $19 million benefit, compared with a $1 million provision in the prior year.

Noninterest expense of $976 million was up $92 million, or 10%, from the prior year. This increase was primarily the result of the acquisition of Highbridge and higher performance-based incentives, partially offset by the benefit of expense efficiencies.

Other Highlights Include:
•	Pre-tax margin(2) was 34%, up from 26% in the prior year.
•	Announced the sale of BrownCo, a deep-discount brokerage business, to E*Trade for $1.6 billion, with expected closing by the end of 2005.
•	Assets under Management were a record $828 billion, an increase of 13% from the prior year and 6% from the prior quarter.
•	Assets under Supervision were $1.2 trillion, an increase of 15% from the prior year and 5% from the prior quarter.
•	Average loans of $26.9 billion were up 6% from the prior year and up 1% from the prior quarter.
•	Average deposits of $41.5 billion were up 6% from the prior year and up 2% from the prior quarter.

CORPORATE

Operating Results – Corporate				2Q05			3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)		$ O/(U)	% O/(U)
Net Revenue	$(391)	$(366)	$ (58)	$(25)	(7)%		$(333)	N	M
Provision for Credit Losses (1)	13	1	(1)	12	N	M	14	N	M
Noninterest Expense	382	477	506	(95)	(20)		(124)	(25)
Operating Earnings (Loss)	$(475)	$(486)	$(219)	$ 11	2%		$(256)	(117)%

(1)	3Q05 provision includes $12 million related to Hurricane Katrina.

Discussion of Results:
Operating loss was $475 million, compared with a loss of $219 million in the prior year.

Net revenue was negative $391 million, compared with negative $58 million in the prior year. Net interest income was negative $645 million, compared with negative $536 million. The decline was driven primarily by repositioning of the treasury portfolio in prior periods. Noninterest revenue of $254 million declined by $224 million, primarily due to the absence of a one-time gain on the sale of an investment, and treasury portfolio losses of $43 million versus gains of $109 million in the prior year. This was partially offset by private equity gains of $313 million, an increase of $78 million from the prior year.

Noninterest expense was $382 million, down $124 million, or 25%, from the prior year. The expense decline was primarily due to lower compensation, merger-related savings and other efficiencies.

Other Highlights Include:
•	Private Equity portfolio was $5.9 billion, down from $8.1 billion in the prior year and $6.4 billion in the prior quarter.

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JPMORGAN CHASE (JPMC)

OPERATING RESULTS — JPMC				2Q05		3Q04
($ millions)	3Q05	2Q05	3Q04	$ O/(U)	% O/(U)	$ O/(U)	% O/(U)
Net Revenue	$15,554	$13,900	$13,579	$1,654	12%	$1,975	15%
Provision for Credit Losses(1)	2,112	1,517	1,764	595	39	348	20
Noninterest Expense	9,243	8,748	8,625	495	6	618	7
Operating Earnings(2)	$2,664	$2,328	$2,159	$336	14%	$505	23%

(1)	3Q05 provision includes $400 million related to Hurricane Katrina.
(2)	Excludes non-operating items; see page 7 of the earnings release financial supplement for a reconciliation of reported to operating basis.

Third-quarter financial results for JPMC included the following:

($ millions)	Pre-tax	After-tax

Provision for Hurricane Katrina	$(400)	$(248)
Auto loans transferred to held-for-sale	(43)	(27)
Treasury portfolio gains / (losses)	(43)	(27)
MSR risk management results	(38)	(24)
Reduction in wholesale allowance(1)	$110	$68

                    (1) Excludes the affect of the Hurricane Katrina provisions in Commercial Banking, Asset & Wealth Management and Corporate.

Discussion of Results:
Operating earnings were $2.7 billion, up $505 million, or 23%, from the prior year. The increase in earnings was driven by revenue growth, partially offset by higher expenses and provision for loan losses.

During the third quarter, a special provision for credit losses of $400 million was taken to cover probable credit losses due to Hurricane Katrina. This provision is related to expected credit losses for businesses and individuals who are located in the affected areas of the Gulf Coast region. The special provision was established based upon management’s current estimate of probable loss and may be updated as the quality of data and full access to the impacted areas improve. In developing the estimate of probable credit losses, management considered factors such as the areas most severely affected, level and type of insurance coverage, collateral and lien position, direct communication with customers, financial condition of the borrower, environmental impact and other factors.

Net revenue was $15.6 billion, up $2.0 billion, or 15%, from the prior year. Noninterest revenue of $8.9 billion was up $2.1 billion, or 31%, primarily due to record trading revenues of $2.4 billion. Noninterest revenue also benefited from higher asset management, administration and commissions revenues, and increased credit card revenue. Partially offsetting this growth were securities losses on the treasury portfolio compared with gains in the prior year and lower deposit-related fees. Net interest income was $6.6 billion, down $149 million, or 2%, primarily due to narrower spreads on consumer and wholesale loans and the reduced level of the treasury portfolio. These declines were partially offset by higher consumer and wholesale loan balances.

The provision for credit losses was $2.1 billion, up $348 million from the prior year. The increase was due to a $400 million special provision related to Hurricane Katrina. Excluding the impact of the special provision, wholesale provision for credit losses was a benefit of $149 million for the quarter, compared with a benefit of $137 million in the prior year, reflecting continued strength in credit quality. The wholesale loan net recovery rate was 0.12% for the quarter, a slight improvement compared with a net recovery rate of 0.08% in the prior year. Excluding the impact of the special provision related to Hurricane Katrina, total consumer

JPMorgan Chase & Co.
News Release

managed provision for credit losses was $1.9 billion, slightly lower than the prior year, reflecting lower net charge-offs and positive seasonal delinquency trends in Retail Financial Services. Partially offsetting the reduction was a higher provision in Card Services, primarily related to accelerated bankruptcy filings due to the pending change in bankruptcy legislation. The managed net charge-off rate for Card Services declined to 4.70% from 4.88%. Retail Financial Services net charge-off rate was 0.31%, compared with 0.47%. The firm had total nonperforming assets of $2.8 billion at September 30, 2005, down $798 million, or 22%, from the prior-year level of $3.6 billion.

Noninterest expense was $9.2 billion, up $618 million, or 7%, from the prior year, driven primarily by higher performance-based incentive compensation. Salary and benefit expenses also increased, reflecting acquisitions and business growth. Noncompensation expenses decreased in most categories, reflecting merger-related savings, other efficiencies and lower software-impairment charges.

Other Corporate Items
•	Tier 1 capital ratio was 8.2% at September 30, 2005 (estimated), 8.2% at June 30, 2005, and 8.6% at September 30, 2004.
•
During the quarter, $500 million of common stock was repurchased, reflecting 14.4 million shares at an average price of $34.61 per share. As of September 30, 2005, a total of $3.1 billion, or 86.5 million shares, have been repurchased under the $6.0 billion share repurchase program.

•	Headcount of 168,955 increased by 247 since June 30, 2005, primarily due to business growth.

JPMorgan Chase & Co.
News Release

Merger and other financial information
•
Merger savings and cost: For the quarter ended September 30, 2005, approximately $500 million of merger savings have been realized, which is an annualized rate of $2.0 billion. Management continues to estimate annual merger savings of approximately $3.0 billion. Approximately two-thirds of the savings are anticipated to be realized by the end of 2005. Merger cost of $221 million was expensed during the third quarter of 2005, bringing the total amount expensed year-to-date to $645 million and $2.0 billion cumulative since the merger announcement. Management continues to estimate remaining merger costs of $1.0 billion to $1.5 billion, which are expected to be expensed over the next two years.

•
Common stock repurchase program: The firm has determined that it may, from time to time, enter into written trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock in accordance with the $6.0 billion share repurchase program authorized by its Board of Directors on July 20, 2004. A Rule 10b5-1 repurchase plan would allow the firm to repurchase its shares during its internal trading black out periods when it would normally not be repurchasing its common stock. There is no assurance that the firm will, in fact, enter into any Rule 10b5-1 program in respect of any “black out period.” Irrespective of entering into any Rule 10b5-1 program, the firm intends to continue to purchase shares, without further announcement, pursuant to its authorized repurchase program.

Notes:
1.
In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, noninterest revenue on an operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues, which are recorded for U.S. GAAP purposes in two line items on the income statement: trading revenue, which includes the mark-to-market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Card Services, operating, or managed, basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Commencing with the first quarter of 2005, operating revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the operating results on a basis comparable to taxable securities and investments. This allows management to assess the comparability of revenues arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. The Corporate sector’s and the firm’s operating revenue and income tax expense for the periods prior to the first quarter of 2005 have been restated to be similarly presented on a tax-equivalent basis. The restatement had no impact on the Corporate sector’s or the firm’s operating results. Finally, operating basis excludes the non-operating litigation charges taken in the second and first quarters of 2005 and second quarter of 2004, merger costs and costs related to the conformance of certain accounting policies as a result of the merger, as management believes these items are not part of the firm’s normal daily business operations and, therefore, not indicative of trends, nor do they provide meaningful comparisons with other periods. See page 7 of JPMorgan Chase’s Earnings Release Financial Supplement (third quarter 2005) for a reconciliation of JPMorgan Chase’s income statement from a reported to operating basis.

2.
Pre-tax margin represents operating earnings before income taxes divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates TSS’ and AWM’s performance and that of competitors.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase has its corporate headquarters in New York and its U.S. consumer and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern time) to review third-quarter financial results. Investors can call (800) 810-0924 (domestic) / (913) 981-4900 (international), or participate via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the conference call will be available beginning at 12:00 p.m. (Eastern time) on October 19, 2005, through midnight, Friday October 28, 2005 (Eastern time), at (888) 203-1112 (domestic) or (719) 457-0820 (international); access code 4236619. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site (www.jpmorganchase.com).

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, and in the 2004 Annual Report on Form 10-K for the year ended December 31, 2004, of JPMorgan Chase, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
				3Q05 Change
	3Q05	2Q05	3Q04	2Q05	3Q04
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$14,465	$12,743	$12,505	14%	16%
Provision for Credit Losses (a)	1,245	587	1,169	112	7
Noninterest Expense	9,464	10,899	9,377	(13)	1
Net Income	2,527	994	1,418	154	78

Per Common Share:
Net Income Per Share — Diluted	$0.71	$0.28	$0.39	154	82
Cash Dividends Declared Per Share	0.34	0.34	0.34	—	—
Book Value Per Share	30.26	29.95	29.42	1	3
Closing Share Price	33.93	35.32	39.73	(4)	(15)

Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,547.7	3,548.3	3,592.0	—	(1)
Common Shares Outstanding at Period-end	3,503.4	3,514.0	3,564.1	—	(2)

SELECTED RATIOS:
Return on Common Equity (“ROE”) (b)	9%	4%	5%
Return on Equity-Goodwill (“ROE-GW”) (b) (c)	16	6	9
Return on Assets (“ROA”) (b) (d)	0.84	0.34	0.50
Tier 1 Capital Ratio	8.2 (f)	8.2	8.6
Total Capital Ratio	11.3 (f)	11.3	12.0

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,203,033	$1,171,283	$1,138,469	3	6
Wholesale Loans	151,591	149,588	132,344	1	15
Consumer Loans	268,913	266,437	261,357	1	3
Deposits	535,123	534,640	496,454	—	8
Common Stockholders’ Equity	105,996	105,246	104,844	1	1

Headcount	168,955	168,708	162,275	—	4

LINE OF BUSINESS EARNINGS
Investment Bank	$1,063	$606	$627	75	70
Retail Financial Services	656	980	822	(33)	(20)
Card Services	541	542	421	—	29
Commercial Banking	301	174	215	73	40
Treasury & Securities Services	263	229	96	15	174
Asset & Wealth Management	315	283	197	11	60
Corporate (e)	(475)	(486)	(219)	2	(117)

Total Operating Earnings	2,664	2,328	2,159	14	23
Reconciling Items (After-Tax):
Merger Costs	(137)	(173)	(462)	(21)	(70)
Litigation Reserve Charge	—	(1,161)	—	NM	NM
Accounting Policy Conformity	—	—	(279)	NM	NM

Net Income	$2,527	$994	$1,418	154	78

Note: Effective July 1, 2004, Bank One Corporation (“Bank One”) merged with and into JPMorgan Chase & Co. (“JPMorgan Chase”). Bank One’s results of operations are included in JPMorgan Chase’s results beginning July 1, 2004. In accordance with U.S. GAAP, the results of operations for the third and second quarters of 2005, and third quarter of 2004, each reflect three months of results of operations for the combined Firm.

(a)
Third quarter 2005 includes a special provision related to Hurricane Katrina: Retail Financial Services $250 million, Card Services $100 million, Commercial Banking $35 million, Asset & Wealth Management $3 million and Corporate $12 million.

(b)	Based on annualized amounts.
(c)
Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate operating comparisons to other competitors.

(d)	Represents Net income divided by Total average assets.
(e)	Includes Private Equity, Treasury, and corporate staff and other centrally managed expenses.
(f)	Estimated.